SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. ________)*



                                  Aradigm Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03850510
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 16 Pages
                       Exhibit Index Contained on Page 15

------------------------------                     -----------------------------
CUSIP NO. 03850510                    13 G                  Page 2 of 16 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Venture Investors - 4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]  (b) [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership

--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          1,081,300   shares,   except   that
          BENEFICIALLY                       TVIM-4,   the  general  partner  of
          OWNED BY EACH                      TVI-4,    and    Messrs.     Kagle,
            REPORTING                        Marquardt,   McMurtry,  Wilson  and
           PERSON WITH                       Johnston,  the general  partners of
                                             TVIM-4,may be deemed to have shared
                                             power to vote these shares.
                                   ---------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,081,300   shares,   except   that
                                             TVIM-4,   the  general  partner  of
                                             TVI-4,    and    Messrs.     Kagle,
                                             Marquardt,   McMurtry,  Wilson  and
                                             Johnston,  the general  partners of
                                             TVIM-4,   may  be  deemed  to  have
                                             shared  power to  dispose  of these
                                             shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                        1,081,300
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        10.59%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 03850510                    13 G                  Page 3 of 16 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Partners - 4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]  (b) [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         126,383 shares, except that TVIM-4,
           BENEFICIALLY                      the general partner of TVIP-4,  and
          OWNED BY EACH                      Messrs. Kagle, Marquardt, McMurtry,
            REPORTING                        Wilson and  Johnston,  the  general
           PERSON WITH                       partners  of TVIM-4,  may be deemed
                                             to have shared  power to vote these
                                             shares.
                                   ---------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             126,383 shares, except that TVIM-4,
                                             the general partner of TVIP-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          126,383
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         1.24%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 03850510                    13 G                  Page 4 of 16 Pages
------------------------------                     -----------------------------

----------- --------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         9,329  shares,  except that TVIM-4,
           BENEFICIALLY                      the general partner of TVIA-4,  and
          OWNED BY EACH                      Messrs. Kagle, Marquardt, McMurtry,
            REPORTING                        Wilson and  Johnston,  the  general
           PERSON WITH                       partners  of TVIM-4,  may be deemed
                                             to have shared  power to vote these
                                             shares.
                                   ---------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             9,329  shares,  except that TVIM-4,
                                             the general partner of TVIA-4,  and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and  Johnston,  the  general
                                             partners  of TVIM-4,  may be deemed
                                             to have shared  power to dispose of
                                             these shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             9,329
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.09%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 03850510                    13 G                  Page 5 of 16 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management - 4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        1,217,012    shares,    of    which
           PERSON WITH                       1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.   TVIM-4  is  the   general
                                             partner  of  TVI-4,   TVIP-4,   and
                                             TVIA-4,  and may be  deemed to have
                                             shared power to vote such shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,217,012    shares,    of    which
                                             1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.   TVIM-4  is  the   general
                                             partner  of  TVI-4,   TVIP-4,   and
                                             TVIA-4,  and may be  deemed to have
                                             shared  power  to  dispose  of such
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                        1,217,012
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             11.92%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                       ---------------------------
CUSIP NO. 03850510                     13 G                 Page 6 of 16 Pages
------------------------------                       ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        1,217,012    shares,    of    which
           PERSON WITH                       1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.  Kagle is a general partner
                                             of TVIM-4,  the general  partner of
                                             TVI-4,  TVIP-4, and TVIA-4, and may
                                             be deemed to have  shared  power to
                                             vote such shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,217,012    shares,    of    which
                                             1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.  Kagle is a general partner
                                             of TVIM-4,  the general  partner of
                                             TVI-4,  TVIP-4, and TVIA-4, and may
                                             be deemed to have  shared  power to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,217,012
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        11.92%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                       ---------------------------
CUSIP NO. 03850510                    13 G                  Page 7 of 16 Pages
------------------------------                       ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

----------- --------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        WITH  1,217,012  shares,  of  which
             PERSON                          1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.   Marquardt  is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner  of  TVI-4,   TVIP-4,   and
                                             TVIA-4,  and may be  deemed to have
                                             shared power to vote such shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,217,012    shares,    of    which
                                             1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.   Marquardt  is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner  of  TVI-4,   TVIP-4,   and
                                             TVIA-4,  and may be  deemed to have
                                             shared  power  to  dispose  of such
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,217,012
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              11.92%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 03850510                    13 G                  Page 8 of 16 Pages
------------------------------                     -----------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
             NUMBER OF              5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6        SHARED VOTING POWER
            REPORTING                        WITH  1,217,012  shares,  of  which
             PERSON                          1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.   McMurtry   is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner  of  TVI-4,   TVIP-4,   and
                                             TVIA-4,  and may be  deemed to have
                                             shared power to vote such shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,217,012    shares,    of    which
                                             1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.   McMurtry   is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner  of  TVI-4,   TVIP-4,   and
                                             TVIA-4,  and may be  deemed to have
                                             shared  power  to  dispose  of such
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,217,012
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         11.92%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                       ---------------------------
CUSIP NO. 03850510                     13 G                 Page 9 of 16 Pages
------------------------------                       ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION                 United States
--------------------------------------------------------------------------------
            NUMBER OF                 5      SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY              -------------------------------------------
          OWNED BY EACH               6      SHARED VOTING POWER
            REPORTING                        1,217,012    shares,    of    which
           PERSON WITH                       1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4. Wilson is a general partner
                                             of TVIM-4,  the general  partner of
                                             TVI-4,  TVIP-4, and TVIA-4, and may
                                             be deemed to have  shared  power to
                                             vote such shares.
                                     -------------------------------------------
                                      7      SOLE DISPOSITIVE POWER
                                             0 shares
                                     -------------------------------------------
                                      8      SHARED DISPOSITIVE POWER
                                             1,217,012    shares,    of    which
                                             1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4. Wilson is a general partner
                                             of TVIM-4,  the general  partner of
                                             TVI-4,  TVIP-4, and TVIA-4, and may
                                             be deemed to have  shared  power to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,217,012
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         11.92%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                       ---------------------------
CUSIP NO. 03850510                     13 G                Page 10 of 16 Pages
------------------------------                       ---------------------------

--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John R. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]  (b)  [x]
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                 United States
--------------------------------------------------------------------------------
             NUMBER OF                5      SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY              -------------------------------------------
          OWNED BY EACH               6      SHARED VOTING POWER
            REPORTING                        1,217,012    shares,    of    which
           PERSON WITH                       1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.   Johnston   is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner  of  TVI-4,   TVIP-4,   and
                                             TVIA-4,  and may be  deemed to have
                                             shared power to vote such shares.
                                     -------------------------------------------
                                      7      SOLE DISPOSITIVE POWER
                                             0 shares
                                     -------------------------------------------
                                      8      SHARED DISPOSITIVE POWER
                                             1,217,012    shares,    of    which
                                             1,081,300 shares are directly owned
                                             by  TVI-4,   126,383   shares   are
                                             directly owned by TVIP-4, and 9,329
                                             shares   are   directly   owned  by
                                             TVIA-4.   Johnston   is  a  general
                                             partner  of  TVIM-4,   the  general
                                             partner  of  TVI-4,   TVIP-4,   and
                                             TVIA-4,  and may be  deemed to have
                                             shared  power  to  dispose  of such
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,217,012
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              11.92%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 16 Pages

ITEM 1(a).        NAME OF ISSUER:
                  ---------------
                  Aradigm Corp.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  26219 Eden Landing Road
                  Hayward, CA  94545

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-4 is the general partner of TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4 and TVIA-4. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4 and TVIA-4.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road
                  Suite 101
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TVI-4,   TVIM-4,   TVIP-4  and  TVIA-4  are  Delaware  limited
                  partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.

                                                             Page 12 of 16 Pages

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 03850510

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)     Amount beneficially owned:
                                   --------------------------

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)     Percent of Class:
                                   -----------------

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c)     Number of shares as to which such person has:
                                   ---------------------------------------------


                                        (i)     Sole  power to vote or to direct
                                                --------------------------------
                                                the vote:
                                                ---------

                                                See Row 5 of cover page for each
                                                Reporting Person.

                                       (ii)     Shared   power  to  vote  or  to
                                                --------------------------------
                                                direct the vote:
                                                ----------------

                                                See Row 6 of cover page for each
                                                Reporting Person.

                                      (iii)     Sole  power  to  dispose  or  to
                                                --------------------------------
                                                direct the disposition of:
                                                --------------------------

                                                See Row 7 of cover page for each
                                                Reporting Person.

                                       (iv)     Shared  power to  dispose  or to
                                                --------------------------------
                                                direct the disposition of:
                                                --------------------------

                                                See Row 8 of cover page for each
                                                Reporting Person.

                                                             Page 13 of 16 Pages

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ------------------------------------------------
                  ANOTHER PERSON:
                  ---------------

                  Under certain circumstances set forth in the limited partnership agreements of TVI-4, TVIP-4, TVIA-4 and TVIM-4, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable

                                                             Page 14 of 16 Pages
                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997


                                        /s/ Mark G. Wilson
                                        ----------------------------------------
                                        Mark G. Wilson,  on behalf of TVI-4,  in
                                        his  capacity  as a general  partner  of
                                        TVIM-4, the general partner of TVI-4, on
                                        behalf of TVIP-4,  in his  capacity as a
                                        general partner of TVIM-4,  which is the
                                        general partner of TVIP-4,  on behalf of
                                        TVIA-4,  in his  capacity  as a  general
                                        partner of TVIM-4,  which is the general
                                        partner  of  TVIA-4,  and on  behalf  of
                                        TVIM-4,  in his  capacity  as a  general
                                        partner thereof.



/s/ Robert C. Kagle                          /s/ Mark G. Wilson
-----------------------------------          -----------------------------------
ROBERT C. KAGLE                              MARK G. WILSON


/s/ David F. Marquardt                       /s/ John R. Johnston
-----------------------------------          -----------------------------------
DAVID F. MARQUARDT                           JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-----------------------------------
BURTON J. MCMURTRY

                                                             Page 15 of 16 Pages

                                  EXHIBIT INDEX
                                  -------------


                                                                      Found on
                                                                    Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                 Page 16

                                                             Page 16 of 16 Pages

                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of the Aradigm Corp. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 12, 1997



                                        /s/ Mark G. Wilson
                                        ----------------------------------------
                                        Mark G. Wilson,  on behalf of TVI-4,  in
                                        his  capacity  as a general  partner  of
                                        TVIM-4, the general partner of TVI-4, on
                                        behalf of TVIP-4,  in his  capacity as a
                                        general  partner of TVIM-4,  the general
                                        partner of TVIP-4,  on behalf of TVIA-4,
                                        in his capacity as a general  partner of
                                        TVIM-4,  the general  partner of TVIA-4,
                                        and on behalf of TVIM-4, in his capacity
                                        as a general partner thereof.



/s/ Robert C. Kagle                          /s/ Mark G. Wilson
-----------------------------------          -----------------------------------
ROBERT C. KAGLE                              MARK G. WILSON


/s/ David F. Marquardt                       /s/ John R. Johnston
-----------------------------------          -----------------------------------
DAVID F. MARQUARDT                           JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-----------------------------------
BURTON J. MCMURTRY